                                                                     EXHIBIT 8.1

                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, New York 10019
                                 (212) 728-8000

                                November 5, 1999

CBL & Associates Properties, Inc.
Suite 300
6148 Lee Highway
Chattanooga, Tennessee 37421-6511

Gentlemen:

                  You have requested our opinions as special tax counsel to CBL & Associates Properties, Inc. (the "Company") concerning certain of the federal income tax consequences in connection with the registration statement on Form S-3, No. 333-47041, filed with the Securities and Exchange Commission on November 5, 1999, (which registration statement is hereinafter referred to as the "Registration Statement"). These opinions are based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters as set forth in the discussion of "Federal Income Tax Considerations" in the Registration Statement; the factual representations of the Company concerning its business and properties as set forth in the Registration Statement; representations made to us by the Company in a letter dated November 5, 1999; representations made to us by Shumacker & Thompson, P.C., general counsel to the Company, in a letter dated November 5, 1999; and certain other records, documents, agreements and instruments as we have deemed necessary.

                  To the extent that we have examined and relied upon original documents or copies thereof in rendering the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to authentic original documents of all documents submitted to us as copies, and (iii) the genuineness of all signatures.

                  Based on such facts, assumptions and representations and our review of the Registration Statement, the exhibits thereto, and such other documents and information as we believed appropriate, and subject to the qualifications stated in the next paragraph below, as of the date hereof, we are of the opinion that, for federal income tax purposes under current law:

         1. Commencing with the Company's taxable year ending December 31, 1993, the Company was organized and has operated in conformity with the requirements for qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), and the methods of operation of the Company, CBL & Associates Limited Partnership (the "Operating Partnership") and the Property Partnerships, as described in the Registration Statement and in the Registration Statement on Form S-11, No. 33-67372, originally filed with the Securities and Exchange Commission on August

         12, 1993, as subsequently amended (the "S-11 Registration"), and as represented by the Company will permit the Company to continue to qualify for its current and subsequent taxable years;

         2. Each of the Operating Partnership and the Property Partnerships, as described in the Registration Statement and in the S-11 Registration, will be classified as a partnership and not as (a) an association taxable as a corporation or (b) a "publicly traded partnership" within the meaning of Section 7704(b) of the Code;

         3. The description of federal income tax matters and consequences described under "Federal Income Tax Considerations" in the Registration Statement is an accurate general summary in all material aspects of the information described therein; and

         4. The conversion rights associated with interests in the Operating Partnership will not cause the Company to fail the diversity of ownership test of Section 856(a)(6) of the Code.

                  These opinions are given as of the date hereof and are based on the Code and the Treasury Regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Registration Statement, the Registration Statement on Form S-11, the letters from the Company and Shumacker & Thompson, P.C., or any other facts, assumptions or materials referred to above may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a real estate investment trust depend upon the Company's ability to meet -- through actual annual operating and other results -- requirements under the Code, among other things, regarding distribution levels, the gross income and asset tests, and diversity of stock ownership. As Willkie Farr & Gallagher will not review whether the Company has fulfilled those requirements, no assurance can be given that the actual results of the Company's operation and other activities for any one or more taxable years will satisfy the tests necessary to qualify as or be taxed as a real estate investment trust under the Code.

                  No opinion is expressed as to any matter not discussed herein and we assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion, and we are not undertaking to update this opinion letter after the date hereof.

                  This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and, specifically, to the use of our name under the caption "Federal Income Tax Considerations," and, generally, to the other references to this firm in the Registration Statement and the prospectus included therein.

Very truly yours,

/s/ Willkie Farr & Gallagher

Attachments:  (1)  CBL & Associates Properties, Inc. letter dated November 5,
                   1999 to Willkie Farr & Gallagher
              (2) Shumacker & Thompson, P.C. letter dated November 5, 1999 to Willkie Farr & Gallagher

                  CBL & ASSOCIATES PROPERTIES, INC. LETTERHEAD


November 5, 1999


Willkie Farr & Gallagher
787 Seventh Avenue
New York, New York  10019-6099


Ladies and Gentlemen:


         CBL & Associates Properties, Inc. (the "Company"), a Delaware corporation and CBL & Associates Limited Partnership (the "Operating Partnership") have requested your opinion with respect to certain federal income tax consequences in connection with the registration statement on Form S-3, No. 333-47041, filed with the Securities and Exchange Commission on November 5, 1999 (which registration statement is hereinafter referred to as the "Registration Statement"). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Registration Statement.

         In connection with your opinion, the Company to the best of its knowledge and belief makes the following representations to you in its own capacity and its capacity as General Partner of the Operating Partnership. Unless the context otherwise requires, representations made by the Company herein as of November 5, 1999 shall be deemed to include representations by CBL Holdings I, CBL Holdings II, CBL/North Haven (all as defined below), the Operating Partnership and each of the Property Partnerships.

1. From their respective dates of formation, the Company and each of its wholly-owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation ("CBL Holdings I"), CBL Holdings II, Inc., a Delaware corporation ("CBL Holdings II"), and CBL/North Haven Inc., a Connecticut corporation ("CBL/North Haven"), have operated and will continue to operate in accordance with Delaware and/or Connecticut law, their respective Certificates of Incorporation and their respective by-laws.

2.       From each respective date of formation, (i) the Operating
Partnership has operated, and will continue to operate, in accordance with Delaware law and the Partnership Agreement, and (ii) each of the Property Partnerships has operated, and will continue to operate, in accordance with its respective partnership agreement and law applicable thereto.

3.      The Company did duly and timely make the election specified in
Section 856(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code") to be a real estate investment trust under the Code with respect to its taxable year ending December 31, 1993, and adopted a calendar year accounting period.

4. The Company is managed by its directors, and beneficial ownership in the Company is evidenced by transferable shares.

5. The Company expects, and the Company will take all measures within its control to ensure, that at no time during the last half of any taxable year beginning after the 1993 calendar year will more than 50 percent in value of the Company's outstanding shares be owned, directly or indirectly (within the meaning of Section 544 of the Code), by or for five or fewer individuals for purposes of Section 856(a)(6) of the Code. This expectation was true for all calendar years beginning after the 1993 calendar year.

6. The Company expects, and the Company will take all measures within its control to ensure, that at all times beginning after the 1993 calendar year, the beneficial ownership of the Company will be held by 100 or more persons. This expectation was true for all calendar years beginning after the 1993 calendar year.

7. The projections and analyses prepared by the Company and presented to you with respect to the Company's qualification under the income and asset tests set forth in Section 856 of the Code represent the Company's best estimate of the gross income derived by the Operating Partnership and the assets to be held by the Operating Partnership for the 1999 tax year.

8. The Company expects, and the Company will take all measures within its control to ensure, that at least 95 percent of the gross income derived by the Company (including through CBL Holdings I, CBL Holdings II, the Operating Partnership and the Property Partnerships) in any taxable year will consist of: (i) rents from real property derived by the Operating Partnership from rental of the Properties or properties acquired in the future, including rents attributable to personal property as described in representation (18) below and including charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated, but excluding for such purposes rents received from related parties as defined in Section 856(d)(2)(B) of the Code; (ii) interest on unsecured obligations and interest on obligations secured by mortgages on real property or on interests in real property; (iii) any gain realized on the sale of all or a portion of the Properties or properties acquired in the future; (iv) amounts held by the Operating Partnership in bank accounts or reserves; (v) interest and dividends from CBL & Associates Management, Inc. (the "Management Company"); and (vi) amounts described in Section 856(c)(2)(D)through (H) of the Code. The expectation described herein was satisfied during the period beginning October 26, 1993 and ending on the date hereof.

9. The Company expects, and the Company will take all measures within its control to ensure, that at least 75 percent of the gross income derived by the Company (including through CBL Holdings I, CBL Holdings II, the Operating Partnership and the Property Partnerships) in any taxable year will consist of: (i) amounts derived by the Operating Partnership from rental of the Properties or properties acquired in the future, including rents attributable to personal property as described in representation (18) below and including charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated, but excluding for such purposes rents received from related parties as defined in Section 856(d)(2)(B) of the Code; (ii) interest on obligations secured by mortgages on real property or on interests in real property; (iii) any gain realized on the sale of all or a portion of the Properties or properties acquired in the future; and (iv) amounts described in
Section 856(c)(3)(D) through (H) of the Code. The expectation described herein was satisfied during the period beginning October 26, 1993 and ending on the date hereof.

10. The Company expects, and it will take all measures within its control to ensure, that no amount received or accrued, directly or indirectly, by the Company or the Operating Partnership as interest is dependent in whole or in part on the income or profits derived by any person, except amounts based on a fixed percentage or percentages of receipts or sales and amounts received from a debtor which derives substantially all of its gross income with respect to such property from subleasing attributable to qualified rentals as defined in
Section 856(d)(6)(B). The expectation described herein was satisfied during the period beginning October 26, 1993 and ending on the date hereof.

11. The Company expects, and it will take all measures within its control to ensure, that no amount received or accrued, directly or indirectly, by the Company or the Operating Partnership as interest on obligations secured by mortgages on real property are or will be dependent in whole or in part on the income or profits derived by any person (including amounts received or accrued by the debtor the determination of which depends in whole or in part on the income or profits of any person), except amounts based on a fixed percentage or percentages of receipts or sales and amounts received from a debtor which derives substantially all of its gross income with respect to such property from subleasing attributable to qualified rentals as defined in Section 856(d)(6)(B). The expectation described herein was satisfied during the period beginning October 26, 1993 and ending on the date hereof.

12. The Company currently derives, expects to derive and will take all measures within its control to ensure that it derives amounts with respect to interest on obligations secured by mortgages on real property only where the loan value of the real property is equal to or exceeds the amount of the loan, so that the entire amount of interest earned is apportioned to the real property. This representation was satisfied during the period beginning October 26, 1993 and ending on the date hereof.

13. As of the close of the third taxable year following the taxable year in which the Company acquires any foreclosure property (as defined in the Code), or within such period as the Company may obtain by extension, the Company will sell such foreclosure property or will take such actions as are necessary to ensure that income derived or accrued from such foreclosure property will qualify for the REIT income and asset tests. Specifically, the Company will not knowingly as to such foreclosed property: (i) enter into any lease which will result in the receipt or accrual by the Company of any income that will not qualify under the gross income tests; (ii) cause construction to take place on such property unless such construction involves completion of a building or improvement where more than 10 percent of the construction of such building or improvement was completed before default became imminent; and (iii) within 90 days of acquisition of such property, use such property in a trade or business conducted by the Company, other than through an independent contractor from whom the Company derives no income. For the period beginning

October 26, 1993 and ending on the date hereof, the Company did not acquire, hold or sell any foreclosure property.

14. Prior to January 1, 1998, the Company took all measures within its control to ensure, that in any taxable year less than 30 percent of the gross income of the Company will be derived from the gains from sale or other disposition of: (i) stock or securities held for less than one year; (ii) property in a transaction which is a prohibited transaction, as defined in the Code; and (iii) real property (including interests in mortgages on real property) held for less than four years other than property compulsorily or involuntarily converted within the meaning of Section 1033 of the Code and property which is foreclosure property within the definition of Section 856(e) of the Code. This representation was satisfied during the period beginning October 26, 1993 and ending on December 31, 1997. Where rent is based on a fixed percentage of gross receipts or revenues of a tenant, exclusions or reductions from such gross receipts or revenues of the tenant conform to normal business practices and are not used as a means of basing the rent on income or profits.

15. No amounts received or accrued, directly or indirectly, by the Company or the Operating Partnership with respect to any real or personal property have been, are, or will be, dependent in whole or in part on the income or profits derived by any person from such property within the meaning of
Section 856(d)(2)(A) of the Code, except for percentage rentals permitted under Sections 856(d)(4) and 856(d)(6) of the Code and those amounts described in the "income tests" results provided to you by the Company in the enclosures to letters from the Company dated October 28, 1999 and November, 1, 1999.

16. With the exception of amounts from those activities or arrangements described in paragraph 21 the amounts from which are not expected to exceed $1 million and in no event will exceed the amounts allowed under REIT income tests set forth herein, no amounts the determination of which depends in whole or part on the income or profits of any person have been, are, or will be received or accrued, directly or indirectly, by the Company or the Operating Partnership as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property), all within the meaning of Sections 856(c)(2)(G) and 856(c)(3)(G) of the Code.

17. Except for those items noted in the financials the amounts from which are not expected to exceed $1 million and in no event will exceed the amounts allowed under the REIT income tests set forth herein, the Company has no knowledge of any amounts received or accrued by the Company or the Operating Partnership as rent or otherwise pursuant to any lease or other arrangement with respect to any real or personal property which are derived from a tenant which receives or accrues, directly or indirectly, from subtenants any amount the determination of which depends in whole or in part on the income or profits derived by any person from such property within the meaning of Section 856(d)(4) of the Code, except for qualified rentals permitted under Section 856(d)(6) of the Code.

18. With the exception of those amounts described in the "income tests" results provided to you by the Company in the enclosures to letters from the Company dated October 28, 1999 and November, 1, 1999, any amounts received by the Company or the Operating Partnership that are attributable to personal property leased under or in connection with a lease of the Company's real property have not exceeded, do not and will not exceed 15 percent of the total rent for any taxable year attributable to both the real and personal property leased under or in connection with such leases, within the meaning of Section 856(d)(1)(C) of the Code. Any amounts received by the Company or the Operating Partnership attributable to personal property that is leased with real property have been, are currently and will continue to be an incidental amount of the total rents received or accrued with respect to such real property determined at the time the personal property is placed in service, within the meaning of
Section 512(b)(3) of the Code. All kiosks are owned outright by the respective tenants. Amounts derived from the rental of certain pushcarts have been described in the "income tests" results provided to you by the Company in the enclosures to letters from the Company dated October 28, 1999 and November, 1, 1999.

19. All of the activities and services that the Company, the Operating Partnership, the Property Partnerships or the Management Company engage in or intend to engage in are those that are ordinary, necessary and usual to the operation and management of the Company's, Operating Partnership's and the Property Partnerships' rental properties. These activities and services include only those customarily furnished or rendered in connection with the rental of real property in the geographic areas in which the Company, Operating Partnership and Property Partnerships rent property, including those properties acquired by the Company, Operating Partnership and Property Partnerships in the future. Services that constitute personal services rendered to particular tenants are provided, and will be provided in the future, other than by the Management Company and by third party independent contractors, as defined in
Section 856(d)(3) of the Code, from whom the Company does not derive or receive any income within the meaning of Section 856(d)(2)(C) of the Code.

         Specifically, no activity or service is performed by or on behalf of the Company, the Operating Partnership, any Property Partnership or the Management Company other than those that to our knowledge as of the date hereof, are of the type customarily furnished or rendered in connection with the rental of real property in the geographic areas in which the Company, Operating Partnership and Property Partnerships rent property.

20. With the exception of certain amounts derived from current leases with tenants that have been described in the "income tests" results provided to you by the Company in the enclosures to letters from the Company dated October 28, 1999 and November, 1, 1999, the Company will not receive or accrue, directly or indirectly, any amount from a "Related Party Tenant," defined as follows: (i) if a corporation, one in which the Company owns stock possessing 10 percent or more of the total combined voting power of all voting classes or 10 percent or more of the total number of shares, or (ii) if not a corporation, a person in which the Company owns an interest of 10 percent or more in the assets or net profits. For purposes of this representation, ownership will be determined by taking into account the attribution rules of
Section 318 of the Code (as modified by Section 856(d)(5) of the Code).

21. The Company has disclosed to you all of its financial or other economic arrangements that it, the Operating Partnership, the Property Partnerships, CBL Holdings I, CBL Holdings II, or CBL/North Haven has entered into, which are or could be characterized as lending, co-development or similar activities, and all such arrangements satisfy the representations herein.

22. The Company expects, and the Company will take all measures within its control to ensure, that at least 75 percent of the total value of the assets of the Operating Partnership will at all times consist of real estate assets within the meaning of Section 856(c)(5) of the Code, cash and cash items (including receivables) and government securities, and not more than 25 percent of the value of its assets will be represented by securities (other than government securities). The expectation described herein was satisfied during the period beginning October 26, 1993 and ending on the date hereof.

23. The Company hereby represents that the value of the stock in the Management Company held by the Operating Partnership is not greater than $5,000,000 as of the date hereof. Thus, the Company believes that the value of its proportionate share of the Operating Partnership's ownership of 100 percent of the Management Company's nonvoting preferred stock and five percent of the Management Company's voting common stock will be substantially less than the permitted five percent of the value of the Company's total assets.

24. The Operating Partnership has been and will be operated in accordance with the terms and provisions of the Operating Partnership Agreement. Further, each of the Property Partnerships has been and will be operated in accordance with the terms and provisions of its Property Partnership Agreement. The Operating Partnership Agreement and the Property Partnership Agreements have been duly executed and the Certificates of Limited Partnership of the Operating Partnership and the Property Partnerships and all amendments thereto have been duly executed and filed. None of the above-described Partnerships has more than 100 partners directly (or indirectly through partnerships, grantor trusts, or S corporations which are partners in such Partnerships) and all interests in such partnerships were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933 (15 U.S.C. 77a et seq.).

25. The Operating Partnership has not owned as of the date hereof and will hereafter take all measures within its control not to own securities in any one issuer, including the Management Company, having an aggregate value in excess of five percent of the value of the total assets of the Operating Partnership as determined in accordance with Treasury Regulation Section 1.856-2(d)(2).

26.      The Company owns all of the outstanding stock of each of CBL
Holdings I, CBL Holdings II and CBL/North Haven and has owned all such stock of CBL Holdings I, CBL Holdings II and CBL/North Haven since they were incorporated. Other than shares of the Management Company held through the Operating Partnership, the Company does not presently own shares in any other corporation, either directly, through a partnership or through some other arrangement. In addition, CBL Holdings I, CBL Holdings II and CBL/North Haven do not own stock in any other corporation, either directly, through a partnership or through some other arrangement. The Company, CBL Holdings I, CBL Holdings II and CBL/North Haven have never, either collectively or individually, owned more than ten percent (10%) of the voting securities of another corporation and have never had more than five percent (5%) of their combined aggregate assets invested in shares of another corporation.

27. The Operating Partnership does not and will not own any securities of the Management Company other than as described in the Registration Statement and will not own securities in any other issuer representing in excess of 10 percent of the outstanding voting securities of such issuer. In particular, the Operating Partnership's ownership of 100 percent of the Management Company's nonvoting preferred stock and five percent of the Management Company's voting common stock will not exceed a 10 percent voting interest.

28. The Operating Partnership will at all times hold the Properties (and all other assets of the Operating Partnership) for investment purposes and not as (i) stock in trade or other property of a kind which would properly be includible in inventory if on hand at the close of the taxable year, or (ii) property held primarily for sale to customers in the ordinary course of the trade or business of the Operating Partnership.

29. The Company's real estate activities that involve property being held for sale in the ordinary course of business so as to qualify as a "prohibited transaction" pursuant to Section 857(b)(6) of the Code will be conducted solely through the Management Company.

30. The Company expects, and the Company will take all measures within its control, to make timely distributions sufficient to satisfy the annual distribution requirements of Sections 857 and 4981 of the Code. The expectation described herein was satisfied during the period beginning October 26, 1993 and ending on the date hereof.

31. The Company will exercise ordinary business care and prudence in attempting to comply with the 75 percent and 95 percent tests at the time of each transaction entered into by the Company and to comply with the provisions of Section 856(c)(6) of the Code and the Treasury Regulations thereunder.

32. The Company has as of the date hereof and will continue to revalue its assets at the end of each quarter in which stock or other property is acquired and will eliminate within 30 days after the end of such quarter any discrepancy between the Code requirements and the value of its investments attributable in whole or in part to an acquisition during such quarter. The Company maintains sufficient records in accordance with general accounting principles as to its investments so that it may show that it has complied with the provisions of Section 856(c)(6) of the Code as required by Treasury Regulation Section 1.856-2(d)(3).

33. The Company will mail to its shareholders by January 30 of each year demands for written statements from its shareholders of record relating to the previous taxable year and disclosing the actual owners of Company shares in the following circumstances: (i) if the Company has between 201 and 2,000 shareholders of record of its shares on any dividend record date, demands shall be made from each record holder of one percent or more of its stock; and (ii) if the Company has more than 2,000 shareholders of record on any dividend record date, demands shall be made from each record holder of five percent or more of its shares. Such written statements will be mailed certified, return receipt requested, in the U.S. mail; copies of such statements and U.S. postal receipts showing the mailing date will be kept available for inspection in the internal revenue district in which the Company is required to file its tax return, will be maintained permanently, and will show the maximum number of shares actually or constructively owned by each of the actual owners of any of its shares at any time during the last half of the Company's taxable year.

         Further, the written statements will inform the shareholder that if it fails to supply the Company with the required information, it will be under a duty to submit at the time its tax return is filed information relating to the actual owner of REIT shares as follows: (i) in the case of any person holding shares of stock in any REIT who is not the actual owner of such stock, the name and address of each actual owner, the number of shares owned by each actual owner at any time during such person's taxable year, and the amount of dividends belonging to each actual owner; or (ii) in the case of an actual owner of shares of stock in any REIT, (a) the name and address of each such REIT, the number of shares actually owned by it at any and all times during its taxable year, and the amount of dividends from each such REIT received during such shareholder's taxable year, (b) if shares of any REIT were acquired or disposed of during such person's taxable year, the name and address of the REIT, the number of shares acquired or disposed of, the dates of acquisition or disposition, and the names and addresses of the persons from whom such shares were acquired or to whom they were transferred, (c) if any shares of REIT stock are also owned by any member of such person's family or by any of its partners, the name and address of the REIT, the name and address of such family member or partner and the number of shares owned by each such family member or partner at any and all times during such person's taxable year, and (d) the name and address of any corporation, partnership, association, or trust in which such person had a beneficial interest of 10 percent or more at any time during its taxable year.

         The Company mailed these shareholder demand letters relating to each of its taxable years by January 30 of each respective subsequent year.

         The Company has maintained, as required by Treasury Regulations, a permanent record of all persons failing or refusing to comply in whole or in part with the Company's demand for the statements relating to actual ownership.

34. The Company will attach to its tax return for each fiscal year the schedule described in Section 856(c)(6)(A) of the Code and will set forth therein the nature and amount of each item of its gross income described in Sections 856(c)(2) and (c)(3) of the Code.

35. Other than with respect to the York Galleries, all leases for all properties acquired by the Company on or before the date hereof have been reviewed by Shumacker & Thompson, P.C.

36. With the exception of that certain loan in the amount of $1.3 million to Newnan Crossing Partnership, dated April 2, 1999, the Company has not engaged in any lending activities from the period beginning January 1, 1998 through the date hereof.

37. Representations herein as to the Properties will also be true with respect to properties acquired by the Operating Partnership after the date hereof.

                                  Sincerely yours,

                                  CBL & ASSOCIATES PROPERTIES, INC.

                                  By:      /s/ John N. Foy
                                           -----------------------------------
                                  Name:    John N. Foy
                                  Title:   Director, Vice Chairman, Treasurer,
                                           and Chief Financial Officer
                                           (Principal Financial Officer and
                                           Principal Accounting Officer)

                         SHUMACKER & THOMPSON LETTERHEAD



November 5, 1999


Willkie Farr & Gallagher
787 Seventh Avenue
New York, New York  10019-6099

Re:   CBL REIT -- Shelf Registration
      Due Diligence Opinion Letter

Ladies and Gentlemen:

         CBL & Associates Properties, Inc. (the "Company"), a Delaware corporation, CBL & Associates Limited Partnership (the "Operating Partnership") and the persons on Exhibit A to the Willkie Farr & Gallagher opinion have requested the opinion of Willkie Farr & Gallagher ("WF&G") with respect to certain federal income tax matters in connection with the registration statement on Form S-3, No. 333-47041, filed with the Securities and Exchange Commission (which registration statement is hereinafter referred to as the "Registration Statement").

         In connection with WF&G's opinion, which we understand will rely in part upon this letter, Shumacker & Thompson, P.C. ("S&T"), general counsel to the Company and the Operating Partnership, makes the following statements to you, which are true as of the date hereof.

1. As part of the joint efforts of S&T and WF&G relating to certain due diligence with respect to the formation of the Company and its initial and continued qualification as a real estate investment trust ("REIT") under Code
Section 856 et seq., S&T and WF&G jointly created a REIT Sensitive Lease Review Form (a copy of which is attached hereto as Exhibit "A" and made a part hereof, the "Lease Review Form"). S&T has reviewed substantially all of the leases that to its knowledge are executed as to projects, any portion of which through partnership interest transfers or transfers of assets, have become a part of the Operating Partnership, including all leases and lease amendments entered into on or after October 27, 1993 by the Company, but only as to properties acquired or leases entered into on or before June 30, 1998. These reviews have been done with strict reference to the Lease Review Form and any material deviations in said leases from the standard lease form for the particular project have been noted on the Lease Review Form for the particular lease in question. As the lease reviews have been completed on each respective project, S&T has summarized its findings in a Project Report Form. As of June 30, 1998, S&T delivered to WF&G a Project Report Form (attached hereto as Exhibit "B") on each project involving new leases, lease amendments or modifications in any of the Company's projects since October 27, 1993. WF&G has reviewed the Project Report forms that S&T has provided. As of the date hereof, S&T has responded to all inquiries it has received by WF&G as to the Lease Review Forms and Project Report Forms.

2. All subleases and lease assignments entered into on or after October 27, 1993 through June 30, 1998 by the Company have been identified to you and the amounts involved under the pertinent leases correctly described to you.

3. All leases entered into on or after October 27, 1993 through June 30, 1998 by the Company with persons whose ownership of the tenant may be attributed to the Company have been identified to you and the amounts involved under the pertinent leases correctly described to you.

4. As of June 30, 1998, all kiosks were owned outright by the respective tenants.

5. As of June 30, 1998, all pushcarts were been identified to you and the amounts involved under the pertinent leases correctly described to you.

6. As of June 30, 1998, no separately stated fees for parking by tenants or customers of the tenants were charged at any project.

7. With the exception of those amounts described in the "income tests" results provided to you by the Company in the enclosures to a letter from the Company dated June 30, 1998, all waivers requested by WF&G in connection with certain percentage rent clauses have been obtained and are valid and binding amendments of such leases.

8.       The Company has had since October 27, 1993 through June 30,
1998, no interest in stock or securities in other issuers or ownership interests in more than incidental personal property, other than partnership interests in partnerships owning real estate.

9. In our opinion and based upon our review of the documents provided by the Company evidencing that certain loan in the original principal amount of $1,300,000 made by CBL & Associates Limited Partnership to Newnan Crossing Partnership, a Georgia general partnership, dated April 2, 1999, and secured by that certain Deed to Secure Debt and Security Agreement of even date therewith in favor of CBL & Associates Limited Partnership as lender and recorded at Book 1374, page 0093, Clerk of Superior Court, Coweta County, Georgia on April 8, 1999 (the "Deed to Secure Debt") thereupon creating in CBL & Associates Limited Partnership a first priority security interest in a tract of real estate in Newnan, Coweta County, Georgia, was, as of the date the referenced loan was made and, as of the date hereof, properly treated as debt obligations for federal tax purposes and said loan was fully secured by the Deed to Secure Debt encumbering the above-referenced tract of real estate.

10. All written materials prepared by us and furnished by us to you as part of our review of the leases and other matters relating to the income, assets and operations of the properties in which the Company has an interest are true, accurate and complete and do not omit any information material to such review.

Sincerely yours,

/s/ SHUMACKER & THOMPSON, P.C.

                                   EXHIBIT "A"

                                 REIT SENSITIVE
                           LEASE CLASSIFICATION REVIEW

CBL Property # _______                  Standard Form (Mail) ___________
                                        Standard Form (Strip) ___________
                                        Date of Lease Review    /   /
                                                              -----------

1. Lessee:
           -------------------------------------------------------------------
                (State relationship to Lessor if any:                         )

2. Premises:
           -------------------------------------------------------------------

3. Use:
         ---------------------------------------------------------------------

4. Effective date and term:
                           ---------------------------------------------------

5. Is personal property leased in connection with the real estate?

                                    yes               no
                              ------             -----

         If yes, please describe the associated personal property and provide adjusted tax basis of the personal property and of related real estate.

6. Has lease been amended in a manner that affects the amount of the rental payments?

                                    yes               no
                              ------            ------

         If yes, please staple the relevant amendment(s) to this form.

7. Please check the items below that are used to determine the amount of the rental payments under the lease:

________ fixed amount

________ an amount based upon common area maintenance expenses, property taxes, or insurance costs

________ an amount based upon a percentage of the Lessee's gross sales or receipts with respect to the property (please staple to this form the provision(s) of the lease setting forth the percentage -- including the definitions of any relevant defined terms, such as "Gross Sales" and "Sales Base")

________ an amount based upon any other factors (please staple to this form the provision(s) setting forth those factors)

8. Services / Facilities Provided to Lessee:

         A. Services that are permissible and require no further description (check applicable items):
              -----------------------------------------------------------------

___  Security for common areas                      ___  Heating
___  Air Conditioning                               ___  Lighting
___  Electricity                                    ___  Gas
___  Maintenance of common areas - repairs,         ___  Water
     cleaning, painting, etc.
___  Janitorial services within common area         ___  Sewer
___  Background music in common areas               ___  Landscaping
___  Repair and maintenance of appliance            ___  Pest control
     accompanying leased premises
___  Supervisory services (in connection            ___  Fire protection systems
     improvements, future project development)
                                                    ___  Trash removal
                                                    ___  Snow removal

         B. Services that may be problematic and should be descried (check applicable items and attach additional pages, if necessary):

     Security within tenant areas
-----
     Janitorial services within tenant areas
-----
     Parking:             attendants;               reserved spaces;
-----               ------                   -------

                          separate charge;          shuttle bus;
                    ------                   -------

                          third party operator (if so, attach copy of contract)
                    ------

     Telephone service, receptionist, answering service or concierge (describe the manner in which provided)
-----
      Laundry facilities (describe the manner in which provided)
------
      Incidental storage space (describe below)
------
      Aid to merchants' association* (specify form of aid)
------
      Marketing fund activity**
------

       Pool, tennis court, basketball court, playground or other
       recreational facilities (list below any charges imposed for the use of such facilities, the persons permitted to use the facilities (describe generally; do not list by name; and describe related services))
-------
       Building trades work (carpentry, plumbing,
       electrical, painting)
-------
       Tenant interior work
-------
       Exit inspections
-------

    C. List any other services provided, which are not described in items A or B above:
         -------------------------------------------------------------------

9. If the lease expressly provides that a service is to be provided to the lessee through a third party, please set forth below the service, the name of the third party and whether the service is to be separately billed:

10. Describe any subleases, licenses and concession agreements made by the owner's primary tenant.

-----------------------------------------------------------------
* Some lessors of shopping centers require tenants to join a "merchants' association" which is comprised of and operated by such tenants. Such associations generally establish rules and regulations with respect to use of the shopping center and promote special shopping center-wide activities. Lessors (and this may not be specified in the lease) sometimes provide such associations with office facilities and support staff services.

** In lieu of a merchants' association, some shopping center lessors require (in the lease) that tenants pay amounts to a marketing fund. The resources of the marketing fund are then used to market and promote the shopping center.

                                   EXHIBIT "B"

                               PROJECT REPORT FORM

                       REIT SENSITIVE LEASE CLASSIFICATION

                                                  Date of Review   /  /
                                                                 -------
CBL #_____

1. PROJECT NAME:

2. TOTAL RENT PAID FOR 1997:

3. NUMBER OF TENANTS:

4. NUMBER OF TENANTS' LEASES REVIEWED:

5. PROBLEMATIC SERVICES PROVIDED TO TENANTS [Describe each, identify Tenant]:

6. PROBLEMATIC NON-STANDARD % RENT CLAUSES [Describe each, identify Tenant, state approximate amount paid under % rent clause for 1997]: